Exhibit 10.1

FORWARD SHARE PURCHASE AGREEMENT

This Forward Share Purchase Agreement (this “Agreement”) is entered into as of November 19, 2019, by and among GigCapital, Inc., a Delaware corporation (the “GigCapital”), and Glazer Capital, LLC, a Delaware limited liability company, on behalf of its affiliated investment funds (“Glazer”).

Recitals

WHEREAS, GigCapital is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, GigCapital has entered into a stock purchase agreement with the stockholders of Kaleyra, S.p.A. (the “Company”, which term shall also refer to the post-combination company) for the purpose of effecting a business combination (the “Business Combination”), and GigCapital has filed a preliminary proxy statement with the Securities and Exchange Commission that will seek, among other things, stockholder approval of the Business Combination; and

WHEREAS, the parties wish to enter into this Agreement, pursuant to which the Company shall purchase from Glazer, and Glazer shall sell and transfer to the Company, the shares of common stock, par value $0.0001 per share of GigCapital (the “Shares”) held by Glazer on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Sale of Shares; Shares Purchase and Sale; Closing.

a. Shares Forward Share Purchase. Subject to the conditions set forth in Section 4, on the six (6) month anniversary of the date of the closing of the Business Combination (the “Business Combination Closing Date”), Glazer may elect to sell and transfer to the Company, and the Company shall purchase from Glazer, that number of Shares (including the Additional Shares (as defined below)) that are then held by Glazer at a price per Share equal to $10.68 (the “Shares Purchase Price”). Glazer shall notify the Company and the Escrow Agent or Issuing Bank (each, as defined below) in writing five (5) Business Days prior to the six (6) month anniversary of the Business Combination Closing Date if it is not exercising its right to sell the Shares (including any Additional Shares) to the Company (the “Shares Retention Notice”); otherwise, absent written notification to the contrary, Glazer shall be deemed to have exercised its right to sell all of its Shares (including any Additional Shares) to the Company.

b. Shares Closing. Unless the Shares Retention Notice is delivered by Glazer to the Company, the closing of the sale of the Shares (the “Shares Closing”) shall occur no later than the six (6) month anniversary of the Business Combination Closing Date (the “Shares Closing Date”). On the Shares Closing Date, Glazer shall deliver the Shares (including any Additional Shares) to the Company against receipt of the Shares Purchase Price, which shall be paid by a drawing under the Letter of Credit (as defined below) or, in the event that the Letter of Credit Agreement (as defined below) is not entered into, by wire transfer of immediately available funds from the Escrow (as defined below). In the latter case, Glazer may instruct the Escrow Agent (as defined below) to release from the Escrow on the Shares Closing Date for Glazer’s use without restriction an amount equal to the Shares Purchase Price.

2. Representations and Warranties of Glazer. Glazer represents and warrants to GigCapital as follows, as of the date hereof:

a. Organization and Power. Glazer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

b. Authorization. Glazer has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Glazer will constitute the valid and legally binding obligation of Glazer enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

c. Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Glazer in connection with the consummation of the transactions contemplated by this Agreement other than disclosure reports regarding such transactions that Glazer is required to file in accordance with the terms of the Exchange Act (as defined below).

d. Compliance with Other Instruments. The execution, delivery and performance by Glazer of this Agreement and the consummation by Glazer of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to Glazer, in each case (other than clause (i)), which would have a material adverse effect on Glazer or its ability to consummate the transactions contemplated by this Agreement.

e. Share-Holdings. As of November 11, 2019, Glazer held 922,933 Shares, none of which have been sold, offered or contracted to be sold, pledged, transferred, assigned or otherwise disposed of, directly or indirectly, or hedged, since such date.

f. Disclosure of Information. Glazer has had an opportunity to discuss GigCapital’s and the Company’s business, management, financial affairs and the terms and conditions of this Agreement, as well as the terms of the Business Combination, with GigCapital’s management.

g. No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, neither Glazer or any person acting on behalf of Glazer nor any of Glazer’s affiliates (the “Glazer Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Glazer, and the Glazer Parties disclaim any such representation or warranty.

3. Representations and Warranties of GigCapital. GigCapital represents and warrants to Glazer as follows:

a. Organization and Corporate Power. GigCapital is a corporation duly incorporated and validly existing and in good standing as a corporation under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. GigCapital has no subsidiaries.

b. Authorization. All corporate action required to be taken by GigCapital’s Board of Directors in order to authorize GigCapital to enter into this Agreement has been taken. All action on the part of the directors and officers of GigCapital necessary for the execution and delivery of this Agreement, the performance of all obligations of GigCapital and the Company under this Agreement to be performed as of the Shares Closing, has been taken or will be taken prior to the Shares Closing. This Agreement, when executed and delivered by GigCapital, shall constitute the valid and legally binding obligation of GigCapital, enforceable against GigCapital in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

c. Disclosure. GigCapital has not disclosed to Glazer material non-public information with respect to GigCapital, other than any such information that has now been publicly disclosed by GigCapital.

d. Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of GigCapital in connection with the consummation of the transactions contemplated by this Agreement, other than disclosure reports regarding such transactions GigCapital is required to file in accordance with the terms of the Exchange Act.

e. Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Charter, bylaws or other governing documents of GigCapital, (ii) of any instrument, judgment, order, writ or decree to which GigCapital is a party or by which it is bound, (iii) under any note, indenture or mortgage to which GigCapital is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which GigCapital is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to GigCapital, in each case (other than clause (i)) which would have a material adverse effect on GigCapital or its ability to consummate the transactions contemplated by this Agreement.

f. Adequacy of Financing. The Company will have available to it sufficient funds to satisfy its obligations under this Agreement.

g. SEC Filings. None of GigCapital’s reports and other filings with the Securities Exchange Commission, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made.

h. Most Favored Nation. GigCapital has not entered into an agreement (binding or otherwise) with any other stockholder of GigCapital (including, but not limited to, an affiliate of Nomura Securities International, Inc. and Yakira Capital Management, Inc.) to grant more favorable rights to such stockholder regarding the stockholder’s ability to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge shares of common stock of GigCapital (including engagement in any transactions involving any derivative securities of GigCapital or the Company and any Short Sales involving any of GigCapital and the Company’s securities), until the Shares Closing Date, than those agreed between Glazer and GigCapital in the Agreement.

i. No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto or in any public filings, neither GigCapital or any person on behalf of GigCapital nor any of GigCapital’s affiliates (collectively, the “GigCapital Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to GigCapital, the Company or the Business Combination, and the GigCapital Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by Glazer in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the GigCapital Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Glazer Parties.

4. Additional Agreements.

a. Shares Lock-up. Glazer also agrees, subject to Section 4.c., to continue to hold, and not to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of the Company and including any Short Sales involving any of GigCapital and the Company’s securities) the Shares (including any Additional Shares) prior to the six (6) month anniversary of the Business Combination Closing Date. Glazer further agrees that it will not request redemption of any of the Shares (including any Additional Shares) in conjunction with GigCapital’s stockholders’ approval of the Business Combination. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities and Exchange Act of 1934 (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

b. Option to Purchase Additional Shares. GigCapital hereby acknowledges that nothing in this Agreement shall prohibit Glazer from purchasing prior to the Business Combination Closing Date up to an additional 77,067 shares of common stock of GigCapital (the “Additional Shares”). Glazer’s Additional Shares shall be purchased by the Company in accordance with Section 1.

c. Open Market Sale. Notwithstanding anything to the contrary herein, the parties agree that Glazer shall, commencing on the day after the Business Combination Closing Date, have the right but not the obligation to sell any or all of its Shares (including any Additional Shares) in the open market if the sale price exceeds $10.50 per Share prior to payment of any commissions due by Glazer for such sale. Glazer shall give written notice to the Company of any sale of Shares (including any Additional Shares) within three (3) Business Days following the date of such sale, and such notice shall include the date of the sale, the number of Shares sold, and confirmation that the sale price per Share was greater than $10.50 per Share prior to the payment of any commissions due by Glazer for the sale.

d. Right to Purchase Warrants. Nothing in this Agreement shall prohibit Glazer from entering into a contract to purchase and/or sell or purchasing or selling GigCapital warrants.

e. Escrow. Simultaneously with the closing of the Business Combination, the Company shall deposit into an escrow account (the “Escrow”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) dated as of the date hereof in the form attached as Exhibit A hereto, an amount equal to $10,680,000 (or such lesser amount as is equal to $10.68 multiplied by the number of Shares and

Additional Shares held by Glazer at the Business Combination Closing Date). Concurrently with the execution of the Escrow Agreement, the Company shall provide irrevocable written instructions to wire the Share Purchase Price to the Escrow at the closing of the Business Combination. The payments to be made by the Company to Glazer in accordance with Section 1 will be made with funds from the Escrow. In the event that Glazer sells any Shares (including any Additional Shares) as provided in Section 4.c., it shall provide notice to the Company within three (3) Business Days of such sale, and Glazer shall issue instructions to the Escrow Agent to release from the Escrow for Company’s use without restriction an amount equal to the number of Shares (including any Additional Shares) sold multiplied by $10.68. In the event that Glazer elects not to sell to the Company any Shares by delivering a Share Retention Notice pursuant to Section 1.a., Glazer shall issue instructions to the Escrow Agent to release from the Escrow the remaining funds held in the Escrow for the purchase of such Shares for the Company’s use without restriction.

f. Letter of Credit. Notwithstanding Section 4.e., the Company shall use its best efforts to enter into a letter of credit agreement (the “Letter of Credit Agreement”) for the issuance of a standby letter of credit (the “Letter of Credit”) for the benefit of Glazer with Bank of America or another letter of credit provider acceptable to Glazer (the “Issuing Bank”) as soon as practicable to replace the Escrow. If the Letter of Credit Agreement is entered into prior to or simultaneously with the closing of the Business Combination, in lieu of depositing funds into the Escrow pursuant to Section 4.e., the Company shall deposit into a collateral account (the “Collateral Account”) with the Issuing Bank an amount equal to $10,680,000 (or such lesser amount as is equal to $10.68 multiplied by the number of Shares and Additional Shares held by Glazer at the Business Combination Closing Date), for purposes of securing the full and final payment and performance of the Company’s obligations under the Letter of Credit Agreement. If the Letter of Credit Agreement is entered into after the Business Combination, Glazer shall issue instructions to the Escrow Agent to deposit the funds held in Escrow into the Collateral Account with the Issuing Bank for purposes of securing the full and final payment and performance of the Company’s obligations under the Letter of Credit Agreement. Concurrently with the execution of the Letter of Credit Agreement, the Issuing Bank shall issue the Letter of Credit for the benefit of Glazer in the amount of $10,680,000 (or such lesser amount as is equal to $10.68 multiplied by the number of Shares and Additional Shares held by Glazer at the Business Combination Closing Date). Glazer shall drawdown from the Letter of Credit to satisfy the payment due to Glazer pursuant to Section 1. In the event that Glazer sells any Shares (including any Additional Shares) as provided in Section 4.c., it shall provide notice to the Company and the Issuing Bank within three (3) Business Days of such sale, and the Issuing Bank shall release from the Collateral Account an amount equal to the number of Shares (including any Additional Shares) sold multiplied by $10.68 to the Company for the Company’s use without restriction, with a corresponding reduction in the amount of the Letter of Credit. In the event that Glazer elects not to sell to the Company any Shares pursuant to Section 1.a., Glazer shall deliver a Share Retention Notice to the Company and the Issuing Bank, and the Issuing Bank shall release all funds in the Collateral Account to the Company for the Company’s use without restriction and terminate the Letter of Credit.

g. Notification. The Company shall notify Glazer of the occurrence of any event that would make any of the representations and warranties of GigCapital set forth in Section 3 untrue or incorrect at any time between the date of this Agreement and the Shares Closing Date, except where the failure of a representation and warranty to be true and correct would not have a material adverse effect on GigCapital or the Company’s ability to consummate the transactions contemplated by this Agreement.

h. Most Favored Nation. GigCapital will not to enter into an agreement (binding or otherwise) with any other holder of shares of common stock of GigCapital (including, but not limited to, an affiliate of Nomura Securities International, Inc. and Yakira Capital Management, Inc.) to grant more favorable rights to such holder of shares regarding such holder’s ability to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge shares of common stock of GigCapital (including engaging in any transactions involving any derivative securities of the Company and any Short Sales involving any of GigCapital and the Company’s securities), until the Shares Closing Date, than those agreed to between GigCapital and Glazer in this Agreement. If GigCapital does enter into such an agreement as described in the previous sentence, it will immediately notify Glazer and offer the same terms to Glazer.

i. Security Agreement in Escrow Account. To secure the obligations of GigCapital and the Company under this Agreement, GigCapital and the Company grant to Glazer a security interest in all right, title, and interest of GigCapital and the Company in and to the Escrow, the Escrow Agreement, all rights related thereto, and all proceeds, products, and profits of the foregoing. In the event of a default by GigCapital or the Company under this Agreement, then, in addition to any other rights Glazer may have under this Agreement, the Escrow Agreement, and applicable law, Glazer shall also have the rights and remedies of a secured party under the Uniform Commercial Code as enacted in the State of New York. GigCapital and the Company authorize Glazer to file such UCC financing statements or other documents with respect to its security interest as Glazer may deem appropriate in its discretion.

5. Closing Conditions.

a. The obligation of the Company to purchase the Shares at the Shares Closing, under this Agreement shall be subject to the consummation of the Business Combination.

6. Termination. This Agreement may be terminated as follows:

a.	at any time by mutual written consent of the Company and Glazer; and

b.	automatically if the stockholders fail to approve the Business Combination.

In the event of termination in accordance with Section 6.a. or 6.b., this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Glazer or GigCapital and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 6 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

7. General Provisions.

a. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: GigCapital, Inc., 2749 E. Bayshore Rd., Suite 200, Palo Alto, CA 94303, Attention: Chief Financial Officer. All communications to Glazer shall be sent to the address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 7.a.

b. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Glazer agrees to indemnify and to hold harmless GigCapital from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Glazer or any of its officers, employees or representatives is responsible. GigCapital agrees to indemnify and hold harmless Glazer from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which GigCapital or any of its officers, employees or representatives is responsible.

c. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Shares Closing.

d. Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

e. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

f. Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

h. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

i. Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

j. Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York located in New York County and to the jurisdiction of the United States District Court for the Southern District of New York located in New York County for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

k. Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

l. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of GigCapital and Glazer.

m. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

n. Expenses. Each of GigCapital and Glazer will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

o. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

p. Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

q. Specific Performance. Each party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the other party in accordance with the terms hereof and that the other party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

Glazer:

Glazer Capital, LLC, on behalf of its affiliated funds

By:	/s/ Paul Glazer
Name: Paul Glazer
Title: President

Address for Notices:

250 W 55th Street
Suite 30A
New York, NY, 10019

GIGCAPITAL:

GigCapital, Inc.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: Executive Chairman of the Board,
President & CEO

[Signature Page to Forward Purchase Agreement]